Exhibit 10.33
Second Amendment to Employment Agreement
This Amendment (the “Amendment”) is made and entered into as of the 1st day of January, 2010 (the “Effective Date”)by and between SXC Health Solutions, Inc, a subsidiary of SXC Health Solutions Corp. (collectively, the “Company”), and Greg Buscetto (“Employee”), as an amendment to the Employment Agreement between the Company and Employee dated as of November 6, 2008. Except as specified below and in the amendment dated September, 1, 2009, all other terms and conditions of the Agreement remain in force.
1. With respect to the Amendment dated September 1, 2009, all terms and conditions remain in force with one exception:
The requirement for the employee to make contributions towards hotel expenses through payroll deductions has been suspended at this time. Deductions will cease on the January 15, 2010 payroll and will be suspended until further notice. This suspension can be revoked and deductions can be continued upon Senior Managements discretion. Please note: this may result in payment of this obligation to continue past July, 2010 as noted in the amendment.
2. Section 1.1 of the Agreement is hereby amended by deleting the paragraph in its entirety and inserting the following paragraph in its place
Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue to employ Employee to serve its as Senior Vice President, Sales, and Employee hereby accepts such continued employment, and agrees to perform his duties and responsibilities to the best of Employee’s abilities in a diligent, trustworthy, businesslike and efficient manner.
3. Section 1.2 of the Agreement is hereby amended by deleting the paragraph in its entirety and inserting the following paragraph in its place
Duties. The Employee shall be the Company’s Senior Vice President, Sales. Employee shall be responsible for planning, directing of all aspects of SXC’s Sales and Account Management policies, objectives, and initiatives; developing the Sales and Account management plan to ensure customer satisfaction and retention; fulfill the growth and revenue goals of the organization; responsibility for ensuring maximum sales volume of SXC’s products and/or services; and such other duties as may be reasonable requested by the Company. Employee shall report to the appropriate Executive as determined by the CEO in his sole discretion.
4. Section 3.1 of the Agreement is hereby amended by deleting the paragraph in its entirety and inserting the following paragraph in its place:
Annual Base Compensation. During the Employment Period the Company shall pay to Employee an annual base salary (the “Annual Base Compensation”) in the amount of Two Hundred and Twenty Five Thousand and 00/100 Dollars ($225,000). The Annual Base Compensation shall be paid in regular installments in accordance with the Company’s regular payroll practices, and shall be subject to all required federal, state and local withholding taxes. Employee’s Annual Base Compensation shall be reviewed annually by the Company’s CEO and President.
5. Section 3.2 of the Agreement is hereby amended by deleting the paragraph in its entirety and inserting the following paragraph in its place:
Employee Performance Bonus. In respect of each calendar year falling within the Employment Period, Employee shall be eligible to earn an incentive compensation bonus, depending upon the achievement of the Company’s and Employee’s performance objectives (the “Incentive Compensation Bonus”). The amount of the Incentive Compensation Bonus shall be targeted at fifty percent (50%) of the Employee’s Annual Base Compensation, with the specific percentage determined by the Company’s Board of Directors after the close of the Company’s fiscal year (December 31). The Incentive Compensation Bonus, if any, shall be paid to Employee at the same time other members of the Senior Executive Team are paid their respective incentive compensation bonuses. Additionally, the

Company will establish a set of stretch performance objectives which if achieved, will provide Employee the opportunity to earn in excess of one hundred percent (100%) of the Incentive Compensation Bonus target. If the Employee’s employment terminates during the calendar year due to Termination without Cause (5.4.(c)) or a Termination Arising Out of a Change of Control (5.4.(d)), the Employee shall receive a pro rata amount of the Incentive Compensation Bonus that Employee would have received if Employee remained employed throughout the calendar year. If Employee employment terminates during the calendar year for any other reason, then no Incentive Compensation Bonus shall be paid to Employee for the calendar year in which the termination occurred. To the extent practicable, the Company will notify Employee of Employee’s performance objectives for the year in January of that year.
IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized representative and Employee has signed this Amendment as of the day and year first above written.

SXC HEALTH SOLUTIONS, INC.		EMPLOYEE

By:	/s/ Jeff Park	/s/ B. Greg Buscetto

Name:	Jeff Park	Greg Buscetto

Title:	CFO	Senior Vice President, Sales & Account Management